Exhibit 99.1

Expedia, Inc. Reports Fourth Quarter and Full Year 2013 Results

BELLEVUE, WA—February 6, 2014—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the fourth quarter and year ended December 31, 2013.

•	Room night growth accelerated sequentially to 25% year-over-year for the fourth quarter of 2013 with domestic room night growth improving to 18% year-over-year.

•	Revenue grew 18% year-over-year for the fourth quarter of 2013 due to growth in hotel room nights and advertising and media revenue. trivago® grew revenue more than 85% for the year adding approximately 4 percentage points to overall revenue growth for 2013.

•	Brand Expedia® launched hotel and air products on the Travelocity-branded US website during the fourth quarter of 2013 as part of a strategic marketing agreement signed with Travelocity in August 2013, and expects to complete the majority of the migration for the remaining products and the Canadian website during the first half of 2014.

•	The combination of healthy top line growth and leverage on fixed costs led to Adjusted EBITDA* improving 31% year-over-year as compared to fourth quarter 2012.

•	In 2013, Expedia, Inc. repurchased 9.3 million common shares for an aggregate purchase price of $515 million excluding transaction costs.

Financial Summary & Operating Metrics (financial figures in $MMs except per share amounts)

Metric	Quarter Ended 12.31.13	Quarter Ended 12.31.12	Y / Y Growth		Year Ended 12.31.13	Year Ended 12.31.12	Y / Y Growth
Room night growth	25%	33%	(812	) bps	23%	27%	(402	) bps
Gross bookings	9,104.1	7,525.8	21%		39,442.6	33,959.4	16%
Revenue	1,152.0	974.9	18%		4,771.3	4,030.3	18%
Adjusted EBITDA*	242.0	184.6	31%		878.7	802.9	9%
Operating income	138.7	1.5	NM		366.1	431.7	(15%)
Adjusted net income *	125.1	88.9	41%		452.0	438.5	3%
Income from continuing operations	94.7	6.9	NM		232.9	302.7	(23%)
Adjusted EPS *	$0.92	$0.63	46%		$3.22	$3.10	4%
Diluted EPS from continuing operations	$0.70	$0.05	NM		$1.67	$2.16	(23%)
Free cash flow *	(285.4)	(275.4)	(4%)		454.6	1,001.5	(55%)

*	“Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 11-14 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The information presented within treats the domestic and international operations previously associated with Expedia’s TripAdvisor® Media Group as discontinued operations and accounts for the reverse stock split that occurred on December 20, 2011. The results include Expedia.com®, Hotels.com®, Hotwire.com®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong, Venere® Net SpA and trivago GmbH; in addition to the related international points of sale.

Expedia and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, subsequent results do not include the Brand Expedia websites contributed to the joint venture.

The results include trivago GmbH following acquisition of a controlling interest during March 2013 as well as results from the strategic marketing agreement with Travelocity (“Travelocity agreement”) launched during the fourth quarter of 2013. The impact of the Travelocity agreement was not meaningful to the results for the fourth quarter of 2013, and the impacts from trivago are discussed in more detail below. Unless otherwise noted, all comparisons below are versus the fourth quarter of 2012.

Gross Bookings, Revenue & Revenue Margins

For the fourth quarter of 2013, gross bookings increased 21% (21% excluding foreign exchange) primarily driven by room night growth at eLong, Brand Expedia and Hotels.com, and, to a lesser extent, an increase in air tickets.

For the fourth quarter of 2013, average daily room rates were essentially flat year-over-year while average airfares rose by 1%. Air tickets sold grew by 13% year-over-year primarily due to strong growth at Brand Expedia. Domestic bookings increased 19% and international bookings increased 24% (24% excluding foreign exchange) for the fourth quarter of 2013. International bookings totaled $4.1 billion for the fourth quarter of 2013, accounting for 45% of worldwide bookings versus 44% in the prior year.

For 2013, gross bookings increased 16% (16% excluding foreign exchange) primarily driven by an increase in hotel room nights and air tickets. For 2013, average daily room rates were essentially flat, and average airfares grew 1% year-over-year. Air tickets sold grew by 9% year-over-year due to growth at Brand Expedia and Egencia. Domestic bookings increased 11% and international bookings increased 24% (23% excluding foreign exchange) for 2013. International bookings totaled $17.3 billion for the year, accounting for 44% of worldwide bookings versus 41% in the prior year.

For the fourth quarter of 2013, revenue increased 18% (18% excluding foreign exchange) primarily driven by a 25% increase in hotel room nights stayed as well as advertising and media revenue, partially offset by a 9% decrease in revenue per room night. The trivago acquisition added approximately 4 percentage points to year-over-year revenue growth for the fourth quarter of 2013. Domestic revenue increased 14% and international revenue increased 23% (22% excluding foreign exchange) for the fourth quarter of 2013. International revenue equaled $569 million for the fourth quarter of 2013, representing 49% of worldwide revenue versus 48% in the prior year.

For 2013, revenue increased 18% (19% excluding foreign exchange) primarily driven by a 23% increase in hotel room nights stayed as well as advertising and media revenue, partially offset by a 7% decrease in revenue per room night. The trivago acquisition added approximately 4 percentage points to year-over-year revenue growth for the year. Domestic revenue increased 14% and international revenue increased 23% (23% excluding foreign exchange) for 2013. International revenue equaled $2.2 billion for the year, representing 47% of worldwide revenue versus 45% in the prior year.

Revenue as a percentage of gross bookings (“revenue margin”) was 12.7% for the fourth quarter of 2013, a decrease of 30 basis points compared to the fourth quarter of 2012. The decrease primarily relates to lower revenue per room night on our hotel product partially offset by a favorable mix shift to our higher margin products, including advertising and media revenue as well as hotel revenue. For the year, revenue margin totaled 12.1%, a 23 basis point increase versus 2012. The increase primarily relates to a favorable mix shift to our higher margin products, including hotel revenue as well as advertising and media revenue, partially offset by lower revenue per room night on our hotel product.

Product & Services Detail – Fourth Quarter 2013

As a percentage of total worldwide revenue in the fourth quarter of 2013, hotel accounted for 71%, air accounted for 8% and all other revenue sources, including advertising and media revenue, accounted for the remaining 21%.

Worldwide hotel revenue increased 14% for the fourth quarter of 2013 driven by a 25% increase in room nights stayed driven by eLong, Brand Expedia and Hotels.com, partially offset by a 9% decrease in revenue per room night. Revenue per room night decreased primarily due to efforts to expand inventory availability as well as our global supply portfolio, including contracts signed as part of our Expedia® Traveler Preference™ (ETP) program, promotional activities such as couponing and growing our loyalty programs’ membership in addition to continued hotel mix shift to Asia-Pacific.

Worldwide air revenue increased 17% for the fourth quarter of 2013 due to a 13% increase in air tickets sold and a 3% increase in revenue per ticket.

All other revenue (excluding hotel and air) increased 37% for the fourth quarter of 2013 primarily through strong growth in advertising and media revenue generated by trivago.

Product & Services Detail – Full Year 2013

As a percentage of total worldwide annual revenue, hotel accounted for 72%, air accounted for 8% and all other revenue sources, including advertising and media revenue, accounted for the remaining 20%.

Worldwide hotel revenue increased 15% for 2013 driven by a 23% increase in room nights stayed driven by eLong, Brand Expedia and Hotels.com, partially offset by a 7% decrease in revenue per room night. Revenue per room night decreased primarily due to efforts to expand inventory availability as well as our global supply portfolio, including contracts signed as part of our ETP program, continued hotel mix shift to Asia-Pacific and promotional activities such as couponing and growing our loyalty programs’ membership.

Worldwide air revenue increased 14% for 2013 due to a 9% increase in air tickets sold as well as a 4% increase in revenue per ticket.

All other revenue (excluding hotel and air) increased 37% for 2013 primarily through strong growth in advertising and media revenue generated by trivago.

Costs and Expenses

(Stock-based compensation expenses of $21 million for fourth quarter of 2013 and $16 million for fourth quarter of 2012 as well as $130 million and $65 million for the full years 2013 and 2012, respectively, have been excluded from all calculations and discussions below; some numbers may not add due to rounding.)

	Costs and Expenses			As a % of Revenue
	Three months ended December 31,			Three months ended December 31,
	2013	2012	Growth	2013	2012	r in bps
Cost of revenue	$247	$224	10%	21.5%	23.0%	(153)
Selling and marketing	480	391	23%	41.7%	40.1%	158
Technology and content	150	130	15%	13.0%	13.4%	(35)
General and administrative	90	90	-1%	7.8%	9.3%	(147)

Total costs and expenses	$967	$836	16%	84.0%	85.7%	(178)

	Costs and Expenses			As a % of Revenue
	Year ended December 31,			Year ended December 31,
	2013	2012	Growth	2013	2012	r in bps
Cost of revenue	$1,034	$895	16%	21.7%	22.2%	(54)
Selling and marketing	2,180	1,708	28%	45.7%	42.4%	332
Technology and content	557	469	19%	11.7%	11.6%	5
General and administrative	344	314	10%	7.2%	7.8%	(57)

Total costs and expenses	$4,116	$3,385	22%	86.3%	84.0%	226

Cost of revenue (non-GAAP)

•	For the fourth quarter of 2013, cost of revenue increased 10% due to $24 million more in net credit card processing costs, including fraud and chargebacks, related to growth of our merchant bookings.

•	For 2013, cost of revenue increased 16% due to $77 million more in net credit card processing costs, including fraud and chargebacks, related to growth of our merchant bookings as well as $38 million in headcount costs primarily related to the VIA Travel™ acquisition.

•	Depreciation represents approximately 3% of total cost of revenue for both the fourth quarter of 2013 and 2013; essentially consistent with the prior year periods.

Selling and Marketing (non-GAAP)

•	For the fourth quarter of 2013, selling and marketing expense increased 23% due to an $82 million increase in direct costs, including online and offline marketing expenses. Brand Expedia and trivago accounted for a majority of the total increase in direct selling and marketing expenses. trivago contributed approximately 6 percentage points to the sales and marketing growth during the fourth quarter of 2013.

•	For 2013, selling and marketing expense increased 28% due to a $415 million increase in direct costs, including online and offline marketing expenses. trivago, Brand Expedia and Hotels.com accounted for a majority of the total increase in the sales and marketing growth during the year. trivago contributed approximately 8 percentage points to the sales and marketing growth during 2013.

•	Indirect costs driven by additional personnel at trivago, various transaction brands and our supply organization increased $7 million for the fourth quarter of 2013 and $57 million for 2013. As a percentage of total selling and marketing, indirect costs represented 24% in the fourth quarter of 2013 and 21% for the full year compared to 28% and 23%, respectively in the prior year.

•	Depreciation represents less than 1% of total selling and marketing expenses for both the fourth quarter of 2013 and 2013; essentially consistent with the prior year periods.

Technology and Content (non-GAAP)

•	For the fourth quarter of 2013, technology and content expense increased 15% primarily due to a $10 million increase in depreciation as well as a $7 million increase in personnel costs, net of capitalized salary costs, for additional headcount to support key technology projects for our corporate technology function, supply organization and Brand Expedia. Depreciation represents approximately 30% of total technology and content expenses for the fourth quarter of 2013 compared to 27% in the fourth quarter of 2012.

•	For 2013, technology and content expense increased 19% primarily due to a $47 million increase in personnel costs, net of capitalized salary costs, for additional headcount to support key technology projects for our corporate technology function, supply organization and Brand Expedia. Depreciation grew by $42 million for the full year and represents approximately 29% of total technology and content expenses for 2013 compared to 25% in 2012.

General and Administrative (non-GAAP)

•	For the fourth quarter of 2013, general and administrative expense decreased 1% primarily due to lower bonus accruals and professional fees partially offset by higher personnel costs totaling $8 million. trivago added approximately 2 percentage points to general and administrative expense growth for the fourth quarter of 2013.

•	For 2013, general and administrative expense increased 10% primarily due to higher personnel costs of $22 million primarily driven by additional headcount as well as an increase in professional fees of $8 million. Acquisitions added approximately 4 percentage points to general and administrative expense growth for 2013.

•	Depreciation represents approximately 6% of total general and administrative expenses for both the fourth quarter of 2013 and 2013; approximately 1 percentage point higher than the prior year periods.

Interest and Other

For the fourth quarter of 2013 and full year, interest income declined 15% and 6%, respectively, due primarily to lower cash balances. Interest expense was essentially consistent with the prior period for both the fourth quarter and 2013.

For the fourth quarter of 2013, other, net was a loss of $1 million essentially consistent with the prior year period. Losses for the fourth quarter of 2013 were primarily due to an other-than-temporary investment impairment partially offset by equity method operating gains while losses for the prior year primarily related to foreign exchange losses. For 2013, other, net was a loss of $3 million compared to a loss of $20 million in 2012. An other-than-temporary investment impairment partially offset by equity method operating gains primarily drove the losses for 2013. Losses for 2012 were primarily related to foreign exchange. Foreign currency rate fluctuations minimally impacted fourth quarter revenue growth rates. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Income Taxes

The effective tax rate on GAAP pre-tax income was 22.0% for the fourth quarter of 2013 and 28.0% for 2013 compared with 144.4% and 13.4%, respectively, in the prior year periods. The effective tax rate on pre-tax adjusted net income (“ANI”) was 23.4% for the fourth quarter of 2013 and 24.1% for 2013 compared with an effective tax rate of 24.8% and 22.2%, respectively, in the prior year periods. Tax reserves accrued during the fourth quarter of 2012 related to Hawaii Tax Court Litigation resulted in a pretax book loss that drove the quarterly year-over-year variance in GAAP rates. For 2013, the rate was higher due primarily to three non-deductible items – nondeductible stock compensation related to the trivago acquisition that closed in March 2013, penalties accrued during the first quarter related to the Hawaii Tax Court Litigation and recording a valuation allowance against foreign net operating losses. The ANI rates for the fourth quarter of 2013 as well as 2013 are essentially consistent with the prior year periods. For the fourth quarter of 2013, the ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $1.4 billion at December 31, 2013. Of this amount, $336 million is held by our majority-owned subsidiaries and while included in our consolidated financial statements, we do not treat it as available for our working capital purposes.

Outstanding letters of credit totaling $19 million were applied to our $1 billion unsecured revolving credit facility leaving a total available capacity of $981 million at December 31, 2013. Long-term debt totaled $1.25 billion at December 31, 2013 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018.

For the year ended December 31, 2013, net cash provided by operating activities was $763 million and free cash flow was $455 million. Both measures include $107 million from net changes in operating assets and liabilities, primarily driven by a change in non-merchant accounts payable, accrued expenses and other liabilities. Free cash flow decreased $547 million for the year ended December 31, 2013, compared to the prior year primarily due to changes in non-merchant accounts payable and accrued expenses, decrease in the rate of growth of our merchant hotel business compared to the prior year period, as well as payments of $171 million related to Hawaii Tax Court Litigation required by the state of Hawaii to pursue a challenge on appeal of the adverse decision by the Tax Court that general excise tax is due on the total amount paid by consumers for a hotel room reservation in Hawaii.

At December 31, 2013, we had stock-based awards outstanding representing approximately 16 million shares of our common stock, consisting of options to purchase 15 million common shares with a $36.03 weighted average exercise price and weighted average remaining life of 4 years, and approximately 0.4 million restricted stock units (RSUs). Assuming, among other things, no meaningful modifications of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be approximately $90 million for 2014.

During 2013, we repurchased 9.3 million common shares for an aggregate purchase price of $515 million excluding transaction costs (an average of $55.59 per share). Subsequent to quarter end, we repurchased an additional 0.7 million shares for an aggregate purchase price of $46 million excluding transaction costs (an average of $66.68 per share), leaving approximately 8.1 million shares of common stock available for repurchase under our April 25, 2012 authorization.

On December 12, 2013, we paid a quarterly dividend of $20 million ($0.15 per common share). In addition, on February 5, 2014, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.15 per share of outstanding common stock to be paid to stockholders of record as of the close of business on March 10, 2014, with a payment date of March 27, 2014. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $19 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

•	Expedia, Inc. signed distribution agreements with several international carriers, including leading Chinese carrier Air China; Gulf Air, the national flag carrier of the Kingdom of Bahrain; and Chicago-based United Airlines, serving the world’s most comprehensive global route network.

•	Egencia signed agreements to power corporate travel management solutions for globally operating chemical company Fuchs Petrolub SE; GRAHAM, a U.K.-and Ireland-based construction, asset management and project investment company; the corporate business and group purchasing divisions of leading healthcare improvement company Premier, Inc.; Sage Software GmbH, leading global provider of business management software to small and medium-sized companies; SGS in North America, the world’s leading inspection, verification, testing and certification company; and SPIE, a leading European company in electrical, mechanical and HVAC engineering, energy and communication systems. In addition, Egencia showed continued growth in the German market with approximately 31% year-over-year growth in gross bookings, excluding foreign exchange, and 35% growth in transactions.

•	Egencia now offers corporate travel management services in 62 countries worldwide following the launch of Egencia.com.tr in Turkey, and through the expansion of the Egencia Global Alliance in Dominican Republic, El Salvador, Estonia, Latvia, Lithuania, and Panama.

•	Expedia Affiliate Network signed agreements to power online travel bookings for several international companies, including Logitravel.com, an online travel agency specializing in the sale of cruises, vacation packages and hotels; travel booking website OneTwoTrip; and Hungary-based low-cost airline Wizzair.

Technology Platform Investment and Innovation

•	Expedia launched several new features powered by big data and intended to simplify the travel shopping experience on its desktop and mobile websites. Flight Recommendations, the first tool of its kind from an online travel agency, applies insights to real-time customer search queries to offer travelers in the U.S. suggestions on alternative airports, travel dates and times; while Scratchpad neatly stores and organizes a consumer’s search queries for easy retrieval, helping users to make smart and informed travel decisions. Consumers who book travel on Expedia desktop and mobile websites can now also share their live itineraries and travel notifications with co-workers, friends and family members following the rollout of Itinerary Sharing.

•	Welcome Rewards®, the popular loyalty program from Hotels.com, achieved a major milestone of 10 million members since launching only five years earlier.

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc., generated 31% year-over-year revenue growth during the fourth quarter of 2013, exhibiting some of its strongest performance to-date.

Worldwide Hotel Portfolio

•	At quarter-end, Expedia, Inc. global websites, including eLong, featured more than 260,000 bookable properties. Expedia, Inc. sites offer almost 200,000 hotels in EMEA and APAC countries.

•	Expedia Lodging Partner Services signed partnership agreements that include provisions allowing for distribution under the Expedia Traveler Preference (ETP) program with a number of notable hotel brands, including major economy lodging provider G6, operating more than 1,100 Motel 6 and Studio 6 Extended Stay properties across the U.S. and Canada; InterContinental Hotels Group, one of the world’s leading hotel companies; and fully-integrated lifestyle hospitality company Morgans Hotel Group. To date, more than 45,000 hotels globally have signed on to participate in the ETP program since launch.

New Distribution Channels

•	Several Expedia, Inc. brands were recognized for their achievements in the online travel and mobile app development sectors. Brand Expedia was named the World’s Leading Online Travel Agency Website at the 20th-annual World Travel Awards. Hotels.com ranked first on the Keynote Lodging Performance Index for fastest online travel site search; received top honors in the Branded Content and Mobile Marketing categories at the Marketing Excellence Awards; and was recipient of Hospitality Sales and Marketing Association International’s (HSMAI) Gold Adrian Award for the Chinese International Travel Monitor campaign. Hotwire® took first place in the Online Travel Services and Travel Mobile Application categories at the 2013 Travel Weekly Magellan Awards, and received the designation of Best Travel Mobile Application at the 2013 Mobile Web Awards.

•	Hotels.com unveiled upgraded iPad and new Kindle Fire mobile apps, enabling consumers worldwide to search and book hotel accommodations, read guest reviews, and take advantage of mobile-exclusive deals directly from these devices. Hotwire also launched its first app on the Android platform.

•	Hotels.com signed a partnership agreement with popular road trip mobile app RoadNinja, whereby Hotels.com content is surfaced in a searchable and bookable interface to RoadNinja users looking for nearby accommodations.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands, except for per share data)
Revenue	$1,152,015	$974,859	$4,771,259	$4,030,347
Costs and expenses:
Cost of revenue (1)	248,528	225,132	1,038,034	898,604
Selling and marketing (1)(2)	484,226	393,636	2,196,145	1,721,037
Technology and content (1)	155,039	134,344	577,820	484,898
General and administrative (1)	100,460	98,418	377,078	345,354
Amortization of intangible assets	21,810	10,178	71,731	31,705
Acquisition-related and other (1)	—	—	66,472	—
Legal reserves, occupancy tax and other	3,241	111,641	77,919	117,025

Operating income	138,711	1,510	366,060	431,724
Other income (expense):
Interest income	4,942	5,822	24,779	26,396
Interest expense	(22,015)	(22,306)	(87,358)	(87,788)
Other, net	(1,177)	(998)	(2,788)	(20,275)

Total other expense, net	(18,250)	(17,482)	(65,367)	(81,667)

Income (loss) from continuing operations before income taxes	120,461	(15,972)	300,693	350,057
Provision for income taxes	(26,474)	23,067	(84,335)	(47,078)

Income from continuing operations	93,987	7,095	216,358	302,979
Discontinued operations, net of taxes	—	(193)	—	(22,539)

Net income	93,987	6,902	216,358	280,440
Net (income) loss attributable to noncontrolling interests	730	(168)	16,492	(269)

Net income attributable to Expedia, Inc.	$94,717	$6,734	$232,850	$280,171

Amounts attributable to Expedia, Inc.:
Income from continuing operations	$94,717	$6,927	$232,850	$302,710
Discontinued operations, net of taxes	—	(193)	—	(22,539)

Net income	$94,717	$6,734	$232,850	$280,171

Earnings per share from continuing operations attributable to Expedia, Inc. available to common stockholders:
Basic	$0.72	$0.05	$1.73	$2.26
Diluted	0.70	0.05	1.67	2.16
Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.72	$0.05	$1.73	$2.09
Diluted	0.70	0.05	1.67	2.00
Shares used in computing earnings per share:
Basic	131,306	135,046	134,912	134,203
Diluted	135,571	140,756	139,593	139,929
Dividends declared per common share	$0.15	$0.65	$0.56	$0.96

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,040	$793	$3,752	$3,296
Selling and marketing	4,333	2,900	16,190	13,474
Technology and content	5,006	3,958	20,465	16,073
General and administrative	10,591	8,035	33,123	31,753
Acquisition-related and other	—	—	56,643	—
(2) Includes related party amounts as follows:	46,485	40,688	217,771	205,027

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2013	2012

	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,021,033	$1,293,161
Restricted cash and cash equivalents	26,042	21,475
Short-term investments	325,510	644,982
Accounts receivable, net of allowance of $11,555 and $10,771	614,735	461,531
Deferred income taxes	66,130	83,034
Income taxes receivable	64,296	27,764
Prepaid expenses and other current assets	101,541	110,319

Total current assets	2,219,287	2,642,266
Property and equipment, net	480,702	409,373
Long-term investments and other assets	250,626	224,231
Deferred income taxes	14,151	19,787
Intangible assets, net	1,111,041	821,419
Goodwill	3,663,674	3,015,670

TOTAL ASSETS	$7,739,481	$7,132,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,044,259	$954,071
Accounts payable, other	261,288	283,029
Deferred merchant bookings	1,350,319	1,128,231
Deferred revenue	39,746	26,475
Income taxes payable	61,874	62,025
Accrued expenses and other current liabilities	536,895	556,244

Total current liabilities	3,294,381	3,010,075
Long-term debt	1,249,412	1,249,345
Deferred income taxes	433,532	343,553
Other long-term liabilities	138,300	126,912
Commitments and contingencies
Redeemable noncontrolling interests	364,871	13,473
Stockholders’ equity:
Common stock $.0001 par value	19	19
Authorized shares: 1,600,000
Shares issued: 192,562 and 189,255
Shares outstanding: 116,886 and 122,530
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	5,802,140	5,675,075
Treasury stock - Common stock, at cost	(3,465,675)	(2,952,790)
Shares: 75,676 and 66,725
Retained earnings (deficit)	(209,218)	(442,068)
Accumulated other comprehensive income (loss)	18,197	22

Total Expedia, Inc. stockholders’ equity	2,145,464	2,280,259
Noncontrolling interest	113,521	109,129

Total stockholders’ equity	2,258,985	2,389,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,739,481	$7,132,746

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year ended December 31,
	2013	2012
	(In thousands)
Operating activities:
Net income	$216,358	$280,440
Less: Discontinued operations, net of tax	—	(22,539)

Net income from continuing operations	216,358	302,979
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	211,744	164,247
Amortization of stock-based compensation	130,173	64,596
Amortization of intangible assets	71,731	31,705
Deferred income taxes	(772)	(55,120)
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	56,822	(19,904)
Realized (gain) loss on foreign currency forwards	(40,850)	12,954
Other	10,576	17,521
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(127,327)	(84,017)
Prepaid expenses and other current assets	(18,724)	(3,386)
Accounts payable, merchant	91,503	146,469
Accounts payable, other, accrued expenses and other current liabilities	(97,985)	345,938
Deferred merchant bookings	246,229	312,059
Deferred revenue	13,722	1,141

Net cash provided by operating activities from continuing operations	763,200	1,237,182

Investing activities:
Capital expenditures, including internal-use software and website development	(308,581)	(235,697)
Purchases of investments	(1,216,591)	(1,873,519)
Sales and maturities of investments	1,502,576	1,955,955
Acquisitions, net of cash acquired	(541,247)	(199,360)
Net settlement of foreign currency forwards	40,850	(12,954)
Other, net	(2,520)	(2,250)

Net cash used in investing activities from continuing operations	(525,513)	(367,825)

Financing activities:
Purchases of treasury stock	(522,900)	(417,571)
Proceeds from issuance of treasury stock	25,273	—
Payment of dividends to stockholders	(75,760)	(130,423)
Purchases of interest in controlled subsidiaries, net	(14,923)	(2,015)
Proceeds from exercise of equity awards and employee stock purchase plan	56,836	241,193
Excess tax benefit on equity awards	39,606	41,100
Other, net	(648)	(5,071)

Net cash used in financing activities from continuing operations	(492,516)	(272,787)

Net cash provided by (used in) continuing operations	(254,829)	596,570
Net cash provided by (used in) discontinued operations	13,637	(7,607)
Effect of exchange rate changes on cash and cash equivalents	(30,936)	15,064

Net increase (decrease) in cash and cash equivalents	(272,128)	604,027
Cash and cash equivalents at beginning of year	1,293,161	689,134

Cash and cash equivalents at end of year	$1,021,033	$1,293,161

Supplemental cash flow information
Cash paid for interest from continuing operations	$84,136	$86,024
Income tax payments, net from continuing operations	73,439	9,632

Expedia, Inc.

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2012				2013				Full Year		Y /Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2012	2013	Q413	2013
Gross Bookings by Segment
Leisure	$7,666	$8,019	$8,120	$6,571	$8,664	$8,933	$9,312	$8,000	$30,374	$34,910	22%	15%
Egencia	755	938	936	955	1,117	1,188	1,125	1,104	3,585	4,533	16%	26%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$33,959	$39,443	21%	16%
Gross Bookings by Geography
Domestic	$5,116	$5,486	$5,155	$4,201	$5,484	$5,848	$5,828	$4,982	$19,958	$22,142	19%	11%
International	3,305	3,471	3,902	3,324	4,297	4,273	4,609	4,122	14,002	17,301	24%	24%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$33,959	$39,443	21%	16%
Gross Bookings by Agency/Merchant
Agency	$4,621	$4,867	$4,706	$4,165	$5,270	$5,466	$5,701	$5,248	$18,358	$21,684	26%	18%
Merchant	3,799	4,090	4,350	3,361	4,511	4,655	4,736	3,856	15,601	17,758	15%	14%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$33,959	$39,443	21%	16%
Revenue by Segment
Leisure	$764	$964	$1,121	$890	$924	$1,110	$1,316	$1,056	$3,739	$4,406	19%	18%
Egencia	53	76	78	85	89	95	85	96	291	365	12%	25%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$4,030	$4,771	18%	18%
Revenue by Geography
Domestic	$483	$591	$642	$511	$558	$664	$742	$583	$2,227	$2,548	14%	14%
International	334	449	557	464	454	541	660	569	1,803	2,223	23%	23%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$4,030	$4,771	18%	18%
Revenue by Agency/Merchant/Advertising
Agency	$182	$220	$235	$212	$234	$270	$330	$293	$850	$1,127	38%	33%
Merchant	603	787	930	730	733	855	963	774	3,049	3,325	6%	9%
Advertising & Media Revenue	31	32	35	33	46	80	109	84	131	319	159%	144%
Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$4,030	$4,771	18%	18%
Adjusted EBITDA
Leisure	$171	$283	$357	$262	$178	$265	$419	$315	$1,073	$1,177	20%	10%
Unallocated Overhead Costs	(79)	(78)	(76)	(90)	(85)	(91)	(91)	(91)	(324)	(358)	1%	11%

Subtotal	$92	$205	$281	$172	$93	$174	$328	$224	$750	$820	31%	9%
Egencia	10	18	12	13	12	18	11	18	53	59	36%	11%

Total	$102	$223	$294	$185	$105	$192	$340	$242	$803	$879	31%	9%
Worldwide Hotel (Merchant & Agency)
Room Nights	22.7	30.1	36.7	29.7	29.0	35.9	44.1	37.1	119.2	146.1	25%	23%
Room Night Growth	24%	22%	27%	33%	28%	19%	20%	25%	27%	23%	25%	23%
Room Night Growth including AirAsia JV	27%	24%	27%	34%	28%	20%	21%	25%	28%	23%	25%	23%
ADR Growth	0%	-1%	-3%	-3%	0%	0%	0%	0%	-2%	0%	0%	0%
Revenue per Night Growth	-6%	-5%	-6%	-6%	-3%	-6%	-7%	-9%	-5%	-7%	-9%	-7%
Revenue Growth	18%	16%	20%	25%	24%	12%	11%	14%	20%	15%	14%	15%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	3%	11%	12%	9%	7%	7%	13%	7%	9%	13%	9%
Airfare Growth	7%	5%	1%	2%	0%	0%	3%	1%	4%	1%	1%	1%
Revenue per Ticket Growth	-20%	-11%	-19%	-2%	5%	1%	9%	3%	-14%	4%	3%	4%
Revenue Growth	-17%	-8%	-10%	10%	14%	8%	16%	17%	-8%	14%	17%	14%

Notes:

The metrics above exclude results from the joint venture between Brand Expedia and AirAsia beginning July 1, 2011 except where noted.

The metrics above include VIA Travel following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013.

VIA Travel and trivago GmbH are recorded within the Egencia and Leisure segments, respectively.

Advertising & Media Revenue includes revenue from trivago GmbH. All trivago GmbH revenue is classified as international.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network, trivago and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to occupancy tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012.

Adjusted EBITDA is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (5) certain other infrequently occurring items, including restructuring charges; (6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (7) discontinued operations; (8) the noncontrolling interest impact of the aforementioned adjustment items and (9) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands)
Adjusted EBITDA	$241,996	$184,580	$878,723	$802,875
Depreciation	(58,774)	(47,393)	(211,744)	(164,247)
Amortization of intangible assets	(21,810)	(10,178)	(71,731)	(31,705)
Stock-based compensation	(20,970)	(15,686)	(130,173)	(64,596)
Legal reserves, occupancy tax and other	(3,241)	(111,641)	(77,919)	(117,025)
Acquisition-related and other	—	—	(9,829)	—
Realized (gain) loss on revenue hedges	1,510	1,828	(11,267)	6,422

Operating income	138,711	1,510	366,060	431,724
Interest expense, net	(17,073)	(16,484)	(62,579)	(61,392)
Other, net	(1,177)	(998)	(2,788)	(20,275)

Income (loss) from continuing operations before income taxes	120,461	(15,972)	300,693	350,057
Provision for income taxes	(26,474)	23,067	(84,335)	(47,078)

Income from continuing operations	93,987	7,095	216,358	302,979
Discontinued operations, net of taxes	—	(193)	—	(22,539)

Net income	93,987	6,902	216,358	280,440
Net (income) loss attributable to noncontrolling interests	730	(168)	16,492	(269)

Net income attributable to Expedia, Inc.	$94,717	$6,734	$232,850	$280,171

Adjusted Net Income & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands)
Net income attributable to Expedia, Inc.	$94,717	$6,734	$232,850	$280,171
Discontinued operations, net of taxes	—	193	—	22,539
Amortization of intangible assets	21,810	10,178	71,731	31,705
Stock-based compensation	20,970	15,686	130,173	64,596
Legal reserves, occupancy tax and other	3,241	111,641	77,919	117,025
Acquisition-related and other	—	—	9,829	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	(38)	41	(165)	16
Unrealized (gain) loss on revenue hedges	(2,709)	(2,353)	(1,072)	3,199
Stock-based compensation as part of equity method investments	133	—	232	—
Other-than-temporary investment impairment	4,247	—	4,247	—
Provision for income taxes	(12,837)	(52,573)	(58,493)	(78,485)
Noncontrolling interests	(4,256)	(672)	(15,278)	(2,263)

Adjusted Net Income	$125,278	$88,875	$451,973	$438,503

GAAP diluted weighted average shares outstanding	135,571	140,756	139,593	139,929
Additional restricted stock units	327	949	565	1,323

Adjusted weighted average shares outstanding	135,898	141,705	140,158	141,252

Diluted earnings per share from continuing operations	$0.70	$0.05	$1.67	$2.16
Adjusted earnings per share from continuing operations	0.92	0.63	3.22	3.10

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands)
Net cash provided by operating activities	$(212,215)	$(216,726)	$763,200	$1,237,182
Less: capital expenditures	(73,165)	(58,717)	(308,581)	(235,697)

Free cash flow	$(285,380)	$(275,443)	$454,619	$1,001,485

Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(in thousands)
Cost of revenue	$248,528	$225,132	$1,038,034	$898,604
Less: stock-based compensation	(1,040)	(793)	(3,752)	(3,296)

Cost of revenue excluding stock-based compensation	$247,488	$224,339	$1,034,282	$895,308
Selling and marketing expense	$484,226	$393,636	$2,196,145	$1,721,037
Less: stock-based compensation	(4,333)	(2,900)	(16,190)	(13,474)

Selling and marketing expense excluding stock-based compensation	$479,893	$390,736	$2,179,955	$1,707,563
Technology and content expense	$155,039	$134,344	$577,820	$484,898
Less: stock-based compensation	(5,006)	(3,958)	(20,465)	(16,073)

Technology and content expense excluding stock-based compensation	$150,033	$130,386	$557,355	$468,825
General and administrative expense	$100,460	$98,418	$377,078	$345,354
Less: stock-based compensation	(10,591)	(8,035)	(33,123)	(31,753)

General and administrative expense excluding stock-based compensation	$89,869	$90,383	$343,955	$313,601

Conference Call

Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2013 financial results and certain forward-looking information on Thursday, February 6, 2014 at 1:30 p.m. Pacific Standard Time (PST). The audiocast will be open to the public and available via www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 6, 2014 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	modifications to our current business models and practices or our adoption of new business models or practices in order to compete;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks relating to our operations in international markets, including China;

•	adverse application of existing tax or unclaimed property laws, rules or regulations or implementation of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	determinations by U.S. and foreign tax authorities regarding our worldwide tax provision for income taxes;

•	payments related risks, including credit card fraud;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary;

•	interruption or lack of redundancy in our information systems;

•	failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	fluctuations in foreign exchange rates;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal data, and liabilities related to security breaches;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to our long-term indebtedness;

•	our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property from copying or use by others, including competitors;

as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2013. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. is the largest online travel company in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 40 countries

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2014 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com